Exhibit 99.1
Retail Ventures, Inc. Explores Strategic Alternatives for Value City Department Stores
Columbus, Ohio, December 6, 2006 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced that it is exploring strategic alternatives for its Value City Department Stores operations, including a possible sale of the division. RVI has retained Financo, Inc. and CIBC World Markets Corp. as its financial advisors to assist in this effort to enhance shareholder value. RVI stated that there can be no assurance that this process will result in any specific transaction.
RVI’s CEO Heywood Wilansky stated, “The ‘strategic alternatives’ do not include RVI’s other retail divisions DSW Inc. or Filene’s Basement. Those two divisions are managed separately from Value City Department Stores.”
RVI also stated that it does not expect to disclose further developments relating to its exploration of strategic alternatives unless and until the Board of Directors has approved a definitive transaction.
Retail Ventures, Inc. is a leading off-price retailer operating 113 Value City Department Stores in the Midwest, mid-Atlantic and southeastern United States, 31 Filene’s Basement stores in major metropolitan areas in the Northeast and Midwest and 221 better-branded DSW stores in major metropolitan areas throughout the country. DSW also supplies shoes, under supply arrangements, to 228 locations for other non-related retailers in the United States.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that could cause our future financial performance in fiscal 2006 and beyond to differ materially from those expressed or implied in any such forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s latest quarterly or annual report, as filed with the SEC. These risks and uncertainties include, without limitation: decline in demand for our merchandise, our ability to achieve our business plans, expected cash flow from operations, vendors and their factor relations, flow of merchandise, compliance with our credit agreements, our ability to strengthen our liquidity and increase our credit availability, the availability of desirable store locations on suitable terms, changes in consumer spending patterns, marketing strategies, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, seasonality of operations, changes in fuel and energy costs, changes in existing or potential duties, tariffs or quotas, paper and printing costs, the ability to hire and train associates, development of management information systems and other factors. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.
SOURCE: Retail Ventures, Inc.
Contact: Joseph Teklits, Integrated Corp. Relations, (203) 682-8258